UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )

Focus Ventures Ltd.
(Name of Issuer)

Common Shares
(Title of Class of Securities)

34416M108
(CUSIP Number)

December 31, 2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      [   ]Rule 13d-1(b)
      [ X ]Rule 13d-1(c)
      [   ]Rule 13d-1(d)

CUSIP No. 34416M108
........................................

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Sprott Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [x]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES            1,041,132
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY           22,921,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING          1,041,132
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH             22,921,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      23,962,132
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       19.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

       CO
________________________________________________________________________________


CUSIP No. 34416M108
........................................

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Exploration Capital Partners 2012 Limited Partnership
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES            0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY           22,921,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING          0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH             22,921,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       22,921,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       18.7%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

       PN
________________________________________________________________________________


Item 1.

      (a)   Name of Issuer: Focus Ventures Ltd.

      (b)   Address of Issuer's Principal Executive Offices:
           	200 Burrard Street, Suite 650, Vancouver, BC V6C 3L6

Item 2.

      (a)   Name of Person Filing:
		Sprott Inc.
		Exploration Capital Partners 2012 Limited Partnership

      (b)   Address of Principal Business Office:
            	Sprott Inc.
		200 Bay Street, Suite 2700, PO Box 27, Toronto, ON M5J 2J1 Exploration Capital Partners 2012 Limited Partnership
		1910 Palomar Point Way, Suite 200, Carlsbed, CA 92008

      (c)   Citizenship:
	    Sprott Inc: Canada
	    Exploration Capital Partners 2012 Limited Partnership:California

      (d)   Title of Class of Securities: Common Shares

      (e)   CUSIP Number: 34416M108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) [ ] Bank as defined in section 3(a)(6) of the Act
              (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

     (a) Amount Beneficially Owned:
	 Sprott Inc.: 23,962,132
	 Exploration Capital Partners 2012 Limited Partnership: 22,921,000

     (b) Percent of Class:
	 Sprott Inc.: 19.5%
	 Exploration Capital Partners 2012 Limited Partnership: 18.7%

     (c) Number of shares as to which Sprott Inc. has:

      	(i) Sole power to vote or to direct the vote: 1,041,132

        (ii) Shared power to vote or to direct the vote: 22,921,000

        (iii) Sole power to dispose or to direct the disposition of: 1,041,132

        (iv) Shared power to dispose or to direct the disposition of: 22,921,000

	Number of shares as to which Exploration Capital Partners 2012 Limited Partnership has:

      	(i) Sole power to vote or to direct the vote: 0

        (ii) Shared power to vote or to direct the vote: 22,921,000

        (iii) Sole power to dispose or to direct the disposition of: 0

        (iv) Shared power to dispose or to direct the disposition of: 22,921,000

Item 5. Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

        These shares are held in accounts managed by subsidiaries of Sprott Inc., none of which, with the exception of Exploration Capital Partners 2012 Limited Partnership, beneficially owns more than five percent of the class.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

        N/A

Item 8. Identification and Classification of Members of the Group:

        N/A

Item 9. Notice of Dissolution of Group:

        N/A

Item 10. Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      				January 25, 2016
      				_____________________
					Date

				SPROTT Inc.

				By: /s/Kirstin McTaggart
                                    _____________________
				Kirstin McTaggart
				Authorized Person


				Exploration Capital Partners 2012
                                Limited Partnership


				By: /s/Kirstin McTaggart
                                    _____________________
				Kirstin McTaggart
				Authorized Person